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                                               October 19, 1999

Hawkins County Gas Utility District
Attn: Mr. Tommy Young, General Manager
202 Park Boulevard
Rogersville, TN 37857

Re:  AMENDMENT to Agreement dated September 26, 1996, as amended.

Dear Mr. Young:

         This letter sets forth amendment to, and an agreement concerning, the captioned agreement between Tengasco, Inc. as Seller, and Natural Gas Utility District of Hawkins County, TN, as Buyer.

Section 3.0 is amended by rewriting 3.1 and 3.2, and adding 3.3 and 3.4. Section
3.0 of the captioned agreement is hereby amended to read as follows:

                                  3.0 Quantity

    3.1 Daily Quantity - On each day during the term of this agreement, Buyer shall have the right to purchase and receive Seller's available production up to a total quantity of 4,000 MCF/D. Seller shall be obligated to sell and deliver to Buyer from its production wells in Hancock County Tennessee, its available production up to a total quantity of 4,000 MCF/D. During each month of the term of this agreement, Buyer shall have the obligation to purchase on a best efforts basis from Seller an average minimum daily volume of 500 MCF/D when all quality standards set forth in
    Section 10.0 are met by Seller. In the event Seller can not meet the quality standards as set out aforesaid as to the minimum of 500 MCF Daily, then Buyer will use its best efforts to purchase such lesser amounts as do meet said quality standards on a daily basis.

    3.2 Buyer shall have first option to purchase Seller's production in excess of 4,000 MCF/D up to a volume of 7,000 MCF/D. In the event Buyer chooses not to purchase a quantity over 4,000 MCF/D and up to a volume of 7,000 MCF/D, or does not purchase its total quantity of 4,000 MCF/D, Buyer agrees to receive such excess quantity and transport such gas across its distribution system to the extent possible with existing facilities on behalf of Seller or third party purchaser to mutually agreeable points of delivery and at an initial transportation rate of $0.20 per MMBTU. In no event shall gas be sold by Seller or transported and delivered by Buyer or Seller to any customer or potential customer of Buyer within Buyer's service area without the written consent of Buyer. Seller shall be responsible for all facilities including compression, if necessary, to deliver gas into the ETNG pipelines or other third party facilities. In no event shall Buyer be required to install additional facilities for transporting gas for Seller.

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    3.3     Buyer shall notify Seller by telephone, facsimile, or in writing on or before the 25th day of each month, or the next business day following the 25th day of the month if that day is a Saturday, Sunday, or state or federal holiday of its best estimate of the quantity of gas Buyer will purchase under 3.1 and 3.2 above for each weekday and each Saturday and Sunday of the next succeeding calendar month. ("Buyer's Monthly Notification Buyer will exercise its best efforts to purchase from Seller the quantities estimated in the Buyer's Monthly Notification.

    3.4 "Best Efforts" referred to in Paragraphs 3.1 and 3.3 aforesaid shall be further defined, as agreed by the parties, to mean the following:
       FORCE MAJEURE:   The "best efforts" of buyer are interpreted to mean that
    buyer would purchase the quantities of gas set out in the aforesaid paragraph except for those circumstances which are unforeseen or not within the reasonable control of buyer including, but not totally limited to, line breaks or other system emergencies, large industrial user problems, large load swings, contaminants in gas stream, odorizer failure, station regulator failure, high or low pipeline pressures, unsafe operating conditions or maintenance of station or station problems, as well as strikes, riots, war, fire, acts of God or any other matter not within its reasonable control. At such time as any force majeure problem should cease or terminate, buyer's obligation to so purchase shall immediately resume. Buyer agrees to make reasonable, diligent efforts to correct such problems if and when same occur.

Section 10.1 of the agreement is amended in part as follows, with all provisions of Section 10 other than 10.1 remaining in full force and effect:

    10.1 Have a total heating value of not less than one thousand (1,000) Btu's per cubic foot, nor more than twelve hundred (1,200) Btu's per cubic foot.

         All other terms and provisions of the agreement, as they may have been amended in writing from time to time, shall remain in full force and effect.

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         If you are in agreement with the foregoing amendments, please sign in the space provided below and return by facsimile.

         On receipt of your signed copy and our execution of same, I will return an executed copy for your files and I shall instruct counsel of record to immediately dismiss the litigation pending as Tengasco, Inc. v. The Natural Gas Utility District of Hawkins County, Tennessee, No. 143562-2 in the Chancery Court for Knox County, Tennessee.

Very truly yours,

/s/ M.E. Ratliff

M.E. Ratliff
Chief Executive Officer

AGREED AND SO AMENDED EFFECTIVE October 19, 1999.

SELLER:
Tengasco, Inc.

BY: /s/ M.E. Ratliff
    ----------------------------
    M.E. Ratliff
    Chief Executive Officer

BUYER:
Natural Gas Utility District of Hawkins County, TN

BY: /s/ Tommy W. Young
    ----------------------------
    Tommy W. Young
    General Manager